Exhibit 15.4

Date: April 22, 2026

Tuya Inc.

10/F, Building A, Huace Center

Xihu District, Hangzhou City

Zhejiang, 310012

People's Republic of China

Re: Tuya Inc.

Ladies and Gentlemen,

We understand that Tuya Inc. (the “Company”) plans to file its annual report on Form 20-F for the fiscal year ended December 31, 2025 (the “Form 20-F”) with the United States Securities and Exchange Commission (the “SEC”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Form 20-F. We further hereby consent to the filing of this letter as an exhibit to the Form 20-F and any amendments thereto and as an exhibit to any other SEC filings.

Yours faithfully,

For and on behalf of

China Insights Industry Consultancy Limited

/s/ Qiaoling Dai
Name: Qiaoling Dai
Title: Founding Partner